Exhibit 99.1

Crestwood Midstream Announces First Quarter 2014

Financial and Operating Results

Conference call with management to be held today at 8:00 a.m. Central Time

HOUSTON, TEXAS, May 6, 2014 – Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood”) reported today its financial results for the three months ended March 31, 2014.

“Crestwood’s diversified midstream portfolio continued to demonstrate quarter-over-quarter improvement in all areas of our business which validates our merger strategy and supports our 2014 goals,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “Importantly, during the first quarter 2014, we set new volume records for natural gas gathering and compression services in the Marcellus and combined crude volumes in the Bakken, despite the impact of severe winter weather on production area activities. We are seeing producers resume their development plans in the second quarter, which is leading to more well connections and higher throughput in several of our core plays. Additionally, strong first quarter winter demand for energy in the northeastern United States helped maintain the high level of utilization of our natural gas storage and transportation and natural gas liquids assets that we experienced in the fourth quarter.”

First Quarter 2014 Financial and Operating Highlights (1) (2)

•	Crestwood reported adjusted earnings before interest, taxes, depreciation, amortization and accretion (“Adjusted EBITDA”) of $98.9 million, a 9% increase over Adjusted EBITDA of $90.9 million in the fourth quarter 2013, and distributable cash flow of $70.3 million, a 9% increase from the $64.3 million of distributable cash flow in the fourth quarter 2013. These results reflect the full-period contribution of our Bakken Arrow gathering system acquired in November 2013, increased gathering and compression volumes on our Marcellus systems, increased firm and interruptible revenues in our Northeast natural gas storage and transportation operations, and increased loadings at our Bakken COLT Hub crude rail terminal.

•	Crestwood reported net income of $5.5 million for the first quarter 2014, compared to a net loss of $42.3 million in the fourth quarter 2013. First quarter 2014 results included $5.8 million of significant transaction-related expenses primarily related to the Crestwood-Inergy merger and the Arrow acquisition that were completed in the fourth quarter of 2013.

•	Crestwood announced a quarterly cash distribution of $0.41 per common unit, or $1.64 per common unit on an annualized basis. The announced distribution will be paid on May 15, 2014, to unitholders of record as of the close of business on May 8, 2014.

(1)	Given the accounting treatment of the Crestwood-Inergy merger completed in October 2013 and the acquisition of Arrow Midstream Holdings, LLC (“Arrow”) in November 2013, Crestwood has, where appropriate, compared first quarter 2014 financial and operating results to fourth quarter 2013 results for purposes of providing more meaningful disclosure to investors. In addition, the results discussed herein do not include the natural gas liquids (“NGL”) business and the Gulf Coast natural gas storage and transportation assets owned by Crestwood Equity Partners LP.
(2)	Adjusted EBITDA and distributable cash flow are non-GAAP measures. Please refer to the financial tables accompanying this release for reconciliation to GAAP.

“As we have previously indicated, our Marcellus and Bakken operations will be the primary drivers of growth in 2014,” said Phillips. “During the first quarter, gathering and compression volumes on our Marcellus systems increased 15% and 29%, respectively, while the Bakken crude volumes handled by our COLT and Arrow operations increased 8% quarter-over-quarter. The Arrow crude oil gathering system was particularly impacted by weather during the first quarter, with only 65% of planned wells being completed and connected during the quarter, and we experienced substantial downstream pipeline disruptions from the Arrow central delivery point (“CDP”). To improve operational efficiencies and provide greater flow assurances to our producers, we have taken several steps: (i) we recently acquired a Bakken crude trucking business which adds approximately 22,000 of offtake capacity and several new Bakken producers to our portfolio, (ii) we are pursuing additional firm transportation capacity on a third-party pipeline expansion that connects Arrow to COLT, and (iii) we are constructing additional crude oil tank storage capacity at the Arrow CDP (50% of which has already been contracted to one customer under a long-term, take-or-pay storage agreement). Moreover, our efforts to capture flared gas across the Fort Berthold Indian Reservation are beginning to pay off, with gas gathering volumes up 47% compared to the fourth quarter 2013 due to the completion of several looping and compression projects. We expect these factors, combined with increased producer drilling and completion activities, to improve our Arrow results in the second quarter 2014.

“While first quarter 2014 performance was slightly below our internal expectations, we remain committed to our 2014 guidance and expect the ramp up in forecast volumes for 2014 to accelerate in the second quarter. In the first quarter, our board of directors made a strategic decision to maintain our distribution at existing levels. The decision will allow us to improve our coverage ratio, while reinvesting in our significant portfolio of organic growth projects and achieving our long-term distribution goals. We appreciate the confidence our directors have shown in our assets, customers and employees,” commented Phillips.

First Quarter 2014 Financial and Operating Segment Results

Gathering and processing segment EBITDA totaled $48.2 million in the first quarter, compared to $47.5 million in the fourth quarter 2013, excluding the impact of the non-cash accrual for the Antero earn-out. Natural gas gathering volumes increased 4% to 1,129 million cubic feet per day (“MMcf/d”) during the first quarter, largely due to a 15% increase on our Marcellus systems, offset by a 5% decrease on our Barnett gathering systems, which typically receive a higher service fee than comparable Marcellus gathering services. Compression volumes were up 29% quarter-over-quarter, largely due to the completion of Marcellus compression projects, and processing volumes were down 4% quarter-over-quarter.

Storage and transportation segment EBITDA totaled $36.8 million during the first quarter 2014, a 10% increase from $33.6 million in the fourth quarter 2013. The improved performance was due to increased interruptible and hub services revenues resulting from strong demand for storage and pipeline capacity that connects the northern Marcellus dry gas producing region with local utilities in the premium Northeast demand markets, increased daily price volatility and wider basis spreads attributable to the sustained colder weather throughout the region. During the first quarter 2014, total throughput deliveries (including storage withdrawals plus firm and interruptible transportation services) averaged approximately 1.44 billion cubic feet per day (“Bcf/d”), an increase of 5% from the fourth quarter 2013, with peak deliveries reaching as high as 1.77 Bcf/d during the quarter.

NGL and crude services segment EBITDA totaled $26.3 million during the first quarter 2014, a 27% increase from $20.7 million in the fourth quarter 2013, led by a $4.7 million increase attributable to the full-period contribution from the Arrow system acquired in November 2013. While Arrow’s crude gathering volumes were down slightly due to delayed producer drilling and completion activities, natural gas and produced water volumes increased due to system expansions completed in the fourth and first quarters. Crude loading rates at the COLT Hub also contributed to the improved results, with rail loading volumes increasing 15% to an average 98,100 barrels per day (“Bbls/d”) during the first quarter 2014.

Corporate expenses include operating and administrative expenses not allocated to the operating segments above. Corporate expenses during the first quarter 2014 totaled $24.1 million, compared with $36.7 million in the fourth quarter 2013. The decrease was primarily attributable to lower significant transaction-related expenses, which totaled $5.8 million in the first quarter 2014 compared with $15.9 million in the fourth quarter 2013. Additionally, non-cash compensation expense was $4.7 million higher in the fourth quarter 2013 due to accelerated vesting as a result of the closing of the Crestwood-Inergy merger in October 2013. Excluding significant transaction-related costs and non-cash equity compensation expense, corporate expenses totaled $13.7 million, $2.2 million higher than the fourth quarter, primarily due to administrative support costs related to the Arrow acquisition and increased personnel and professional services expense.

Project Update and 2014 Business Outlook

Marcellus Shale

In the rich gas southwest portion of the Marcellus Shale, we have completed several expansions on our Antero gathering systems that have increased total gathering capacity to 700 MMcf/d, compared to actual first quarter average volumes of 531 MMcf/d and late April 2014 daily spot volumes of approximately 625 MMcf/d. Additional expansion projects on the Marcellus systems this year are expected to increase total gathering capacity to approximately 875 MMcf/d and gathering volumes to 750 MMcf/d at year-end 2014. We expect to complete an additional 120 MMcf/d compressor station in Antero’s western development area during the second quarter of 2014. We estimate that Antero had 32 drilled but uncompleted wells on pads connected to our gathering system at March 31, 2014. Many of these wells were completed in April, leading to the recent increase in volumes. Antero continues to operate approximately 15 drilling rigs in northern West Virginia.

In the dry gas northern portion of the Marcellus Shale, our storage and transportation assets operated at record volume levels during the first quarter 2014 due to the extreme cold weather conditions affecting much of the northeastern portion of the United States. During the first quarter, we signed new firm transportation agreements for an additional 40,000 dekatherms per day (“Dth/d”) on our North/South facilities and MARC I Pipeline commencing April 1, 2014. We also conducted an open season (and are now negotiating with customers) to provide up to an additional 150,000 Dth/d of firm capacity on these facilities, subject to receipt of regulatory approvals, beginning in the first quarter of 2015.

Bakken Shale

During the first quarter 2014, we completed various COLT Hub and Arrow expansion projects that resulted in higher Bakken crude oil volumes being handled. We also acquired a crude oil and produced water transportation fleet based in Watford City, North Dakota, which added capacity for approximately 22,000 Bbls/day of crude oil and water truck transportation volumes. This bolt-on acquisition further interconnects our Bakken value chain platform and complements the two crude oil unit trains we expect to receive in the first quarter 2015. Further, the construction of 200,000 barrels of crude oil storage on the Arrow gathering system and additional firm capacity on a downstream third-party crude oil pipeline will allow us to handle an increasingly greater volume of crude oil produced in the Bakken as we continue to grow and interconnect our Arrow system and COLT Hub.

Crude volumes on the Arrow system in the second quarter are expected to average 20-25% higher than the first quarter, with daily volumes reaching as high as 60,000 Bbls/d thus far in the quarter. Loadings at COLT Hub in the second quarter are also expected to average 20-25% higher than the first quarter. We substantially completed the COLT Hub expansion project (including expansion of rail loading capacity to 160,000 Bbls/d and adding 480,000 barrels of storage) in the first quarter and record daily loading volumes in the second quarter have reached as high as 150,000 Bbls/d following the expansion. New long-term agreements with BP Products North America, Inc. and Statoil Marketing & Trading in 2014 further support the COLT expansion. We expect to complete the installation of new release and departure track at the COLT Hub in the third quarter 2014, which will provide greater operational flexibility to our customers and the BNSF Railroad and improve utilization rates.

Powder River Basin (PRB) Niobrara

Expansion of the Jackalope gas gathering system and construction of the 120 MMcf/d Bucking Horse gas processing plant remains on schedule to be completed in the fourth quarter 2014. In the first quarter 2014, gathering volumes on the Jackalope gas gathering system were 53 MMcf/d due to limitations on local processing. We estimate that Chesapeake and RKI Exploration & Production (“RKI”) have approximately 37 drilled but uncompleted wells available to be connected to the system, and that Chesapeake continues to run approximately three rigs on the 311,000 acre dedication. Under Jackalope’s cost of service gathering agreement, gathering fees in 2014 have been increased substantially to take into account the significant capital being invested in the midstream infrastructure by Crestwood and Access Midstream Partners.

Crestwood continues to pursue, outside of the Jackalope acreage dedication, new gathering and processing development opportunities with RKI and other producers in northern Converse and southern Campbell counties, Wyoming. This region has recently experienced a considerable increase in rig activity and drilling permits targeting multiple producing formations such as the Niobrara, Frontier/Turner, Sussex/Shannon and Parkman/Teapot. Crestwood is actively working with area producers to develop additional gathering and processing facilities beyond our Jackalope acreage in the region.

Crestwood’s 50% owned Douglas crude rail terminal, located approximately eight miles from the Bucking Horse plant, loaded approximately 7,000 Bbls/d in the first quarter and is expected to convert to unit train service in May 2014. The terminal is also being expanded to provide more than 20,000 Bbls/d of unit train rail loading capacity and to include 120,000 barrels of working storage capacity.

Permian Delaware Basin

In April 2014, Crestwood announced the Phase 2 expansion of its Willow Lake project, including a 20 MMcf/d cryogenic processing facility and expanded gathering system, anchored by a 10-year fixed-fee gas gathering and processing agreement with Legend Production Holdings, LLC in Eddy County, New Mexico. Construction of the Willow Lake plant remains on schedule for completion in third quarter 2014 at a cost of approximately $25 million to $30 million. We are also actively working with area producers, targeting the Bone Spring, Avalon and Wolfcamp formations, for a potential Phase 3 expansion and installation of a Delaware Ranch processing plant with a capacity of approximately 120 MMcf/d.

Barnett Shale

Our Barnett Shale dry and rich gas gathering systems had a 5% decline in average volumes in the first quarter. Quicksilver Resources, Inc. has recently resumed drilling activity in the Alliance and Lake Arlington dry gas areas and connected 14 wells in late March 2014. As a result, April 2014 quarter-to-date gathering volumes on the Barnett Shale systems have averaged approximately 440 MMcf/d, approximately 14% higher than the first quarter 2014 average.

Capital Spending and Liquidity

Growth capital expenditures and joint venture contributions for the first quarter totaled approximately $76.0 million, including pipeline laterals and compression equipment in the Marcellus Shale, expansion of the COLT Hub and Arrow gathering system in the Bakken, and construction of the Bucking Horse processing facility in the PRB Niobrara. Capital spending and joint venture contributions for the full year 2014 are estimated to total between $425 million and $450 million, including approximately $20 million to $23 million for maintenance capital projects.

At March 31, 2014, Crestwood had approximately $1,990 million of debt outstanding, composed primarily of $1,450 million of fixed-rate senior notes and approximately $532 million outstanding under its revolving credit facility.

Conference Call

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 480-629-9643 at least 10 minutes before the call and ask for the Crestwood Earnings Call. A replay will be available for one week by dialing 800-406-7325 and using the access code 4680744#.

By Webcast:	Connect to the webcast via the “Presentations” page in the Investor Relations section of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Basis of Presentation and Non-GAAP Financial Measures

The partnership was named Inergy Midstream, L.P. until October 7, 2013. Crestwood Midstream Partners LP (“Legacy Crestwood”) merged into Inergy Midstream, L.P. (“Legacy Inergy”) on October 7, 2013. The merger followed Crestwood Holdings Partners LLC’s acquisition of Legacy Inergy’s general partner, Inergy, L.P., on June 19, 2013. Immediately following the completion of the merger on October 7, 2013, Legacy Inergy and Inergy, L.P. changed their names to Crestwood and Crestwood Equity Partners LP, respectively. The merger was accounted for as a reverse merger between entities under common control in accordance with accounting standards for business combinations. Accordingly, results prior to June 19, 2013 only reflect the operations of Legacy Crestwood.

Adjusted EBITDA and adjusted distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements. Although these statements reflect the current views, assumptions and expectations of Crestwood’s management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect Crestwood’s financial condition, results of operations and cash flows include, without limitation, the possibility that expected synergies will not be realized, or will not be realized within the expected timeframe; fluctuations in crude oil, natural gas and NGL prices; the extent and success of drilling efforts, as well as the extent and quality of natural gas and crude oil volumes produced within proximity of Crestwood assets; failure or delays by customers in achieving expected production in their oil and gas projects; competitive conditions in the industry and their impact on our ability to connect supplies to Crestwood gathering, processing and transportation assets or systems; actions or inactions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; the ability of Crestwood to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any acquisition; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond Crestwood’s control; timely receipt of necessary government approvals and permits, the ability of Crestwood to control the costs of construction, including costs of materials, labor and right-of-way and other factors that may impact Crestwood’s ability to complete projects within budget and on schedule; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing and future litigation; and risks related to the substantial indebtedness, of either company, as well as other factors disclosed in Crestwood’s filings with the U.S. Securities and Exchange Commission. You should read filings made by Crestwood with the U.S. Securities and Exchange Commission, including Annual Reports on Form 10-K and the most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. Crestwood does not assume any obligation to update these forward-looking statements.

About Crestwood Midstream Partners LP

Houston, Texas, based Crestwood (NYSE: CMLP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation and terminalling of NGLs; and gathering, storage and terminalling of crude oil.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP)(“Crestwood Equity”) is a master limited partnership that owns the general partner interest, the incentive distribution rights and an approximate 4% limited partner interest of Crestwood. In addition, Crestwood Equity’s operations include a natural gas storage business in Texas and an NGL supply and logistics business that serves customers in the United States and Canada.

CONTACT

Mark Stockard

Vice President, Investor Relations

832-519-2207

mstockard@crestwoodlp.com

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NEWS RELEASE

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CRESTWOOD MIDSTREAM PARTNERS LP (FORMERLY INERGY MIDSTREAM, L.P.)

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013 (a)
Revenues:
Gathering and processing	$78.6	$76.0	$46.8
Storage and transportation	44.3	42.5	—
NGL and crude services	409.9	243.5	—
Related party	4.2	4.0	25.6

	537.0	366.0	72.4
Costs of product/services sold (excluding depreciation, amortization and accretion as shown below):
Gathering and processing	7.7	5.9	6.7
Storage and transportation	3.2	4.3	—
NGL and crude services	376.2	219.8	—
Related party	11.0	10.3	6.8

	398.1	240.3	13.5
Expenses:
Operations and maintenance	28.0	25.2	13.0
General and administrative	24.1	36.7	7.8
Depreciation, amortization and accretion	50.8	48.3	17.4

	102.9	110.2	38.2
Other operating income (expense):
Gain on long-lived assets	0.5	1.0	—
Loss on contingent consideration	(2.1)	(31.4)	—

Operating income (loss)	34.4	(14.9)	20.7
Earnings (loss) from unconsolidated affiliates, net	(0.1)	0.3	—
Interest and debt expense, net	(28.1)	(28.0)	(11.4)

Income (loss) before income taxes	6.2	(42.6)	9.3
Provision (benefit) for income taxes	0.7	(0.3)	0.4

Net income (loss)	5.5	(42.3)	8.9
Net (income) loss attributable to non-controlling partners	(3.1)	(3.0)	—

Net income (loss) attributable to Crestwood Midstream Partners LP	$2.4	$(45.3)	$8.9

Non-managing general partner’s interest in net income	$7.5	$7.5	$5.2

Payment to Legacy Crestwood unitholders	$—	$34.9	$—

Limited partners’ interest in net income (loss)	$(5.1)	$(87.7)	$3.7

Net income (loss) per limited partner unit:
Basic	$(0.03)	$(0.50)	$0.06

Diluted	$(0.03)	$(0.50)	$0.06

Weighted-average limited partners’ units outstanding (in thousands): (b)
Basic	187,840	175,451	64,656

Diluted	187,840	175,451	64,656

(a)	Financial data presented for the March 31, 2013 period solely reflects the operations of Legacy Crestwood. This presentation is required under U.S. Generally Accepted Accounting Principles (“GAAP”).
(b)	The calculation of the weighted-average number of limited partners’ units outstanding for the March 31, 2013 period is based on the number of units issued by Legacy Inergy to acquire Legacy Crestwood’s limited partner interests (approximately 64.7 million common units) as if they were outstanding for the entire period prior to the October 7, 2013 acquisition. On the date of the acquisition, all of CMLP’s limited partner units were considered outstanding. This presentation is required under GAAP.

NEWS RELEASE

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CRESTWOOD MIDSTREAM PARTNERS LP (FORMERLY INERGY MIDSTREAM, L.P.)

Selected Balance Sheet Data

(in millions)

	March 31,	December 31,
	2014	2013
	(unaudited)
Cash and cash equivalents	$5.0	$2.7
Outstanding debt:
Crestwood Midstream Partners LP
Credit Facility	$532.1	$414.9
2019 Senior Notes	350.0	350.0
Premium on 2019 Senior Notes	1.2	1.2
2020 Senior Notes	500.0	500.0
Fair value adjustment of 2020 Senior Notes	4.5	4.7
2022 Senior Notes	600.0	600.0
Other	1.7	—

Total debt	$1,989.5	$1,870.8

Total partners’ capital	$4,130.9	$4,193.1

Crestwood Midstream Partners LP partners’ capital
Limited partner units outstanding	188.0	187.2

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CRESTWOOD MIDSTREAM PARTNERS LP (FORMERLY INERGY MIDSTREAM, L.P.)

Segment Data

(in millions)

(unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Gathering and Processing
Operating revenues	$79.5	$76.6	$72.4
Costs of product/services sold	18.7	16.2	13.5
Operations and maintenance expense	13.4	14.4	13.0
Gain on long-lived assets	0.5	1.0	—
Loss on contingent consideration	(2.1)	(31.4)	—
Earnings from unconsolidated affiliate	0.3	0.5	—

EBITDA	$46.1	$16.1	$45.9
Storage and Transportation
Operating revenues	$44.3	$42.5	$—
Costs of product/services sold	3.2	4.3	—
Operations and maintenance expense	4.3	4.6	—

EBITDA	$36.8	$33.6	$—
NGL and Crude Services
Operating revenues	$413.2	$246.9	$—
Costs of product/services sold	376.2	219.8	—
Operations and maintenance expense	10.3	6.2	—
Loss from unconsolidated affiliate	(0.4)	(0.2)	—

EBITDA	$26.3	$20.7	$—
Total Segment EBITDA	$109.2	$70.4	$45.9
Corporate	(24.1)	(36.7)	(7.8)

EBITDA	$85.1	$33.7	$38.1

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CRESTWOOD MIDSTREAM PARTNERS LP (FORMERLY INERGY MIDSTREAM, L.P.)

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
EBITDA
Net income (loss)	$5.5	$(42.3)	$8.9
Interest and debt expense, net	28.1	28.0	11.4
Provision (benefit) for income taxes	0.7	(0.3)	0.4
Depreciation, amortization and accretion	50.8	48.3	17.4

EBITDA (a)	$85.1	$33.7	$38.1
Significant items impacting EBITDA:
Non-cash equity compensation expense	4.6	9.3	0.6
Gain on long-lived assets	(0.5)	(1.0)	—
Loss on contingent consideration	2.1	31.4	—
(Earnings) loss from unconsolidated affiliates, net	0.1	(0.3)	—
Adjusted EBITDA from unconsolidated affiliates	1.7	1.9	—
Significant transaction related costs and other items	5.8	15.9	0.7

Adjusted EBITDA (a)	$98.9	$90.9	$39.4
Distributable Cash Flow
Adjusted EBITDA	$98.9	$90.9	$39.4
Cash interest expense (b)	(26.3)	(21.9)	(10.4)
Maintenance capital expenditures (c)	(2.7)	(5.0)	(0.9)
Income tax benefit (expense)	(0.7)	0.3	(0.4)
Deficiency payment	1.1	—	—
Other adjustments	—	—	0.1

Distributable cash flow attributable to CMLP (d)	$70.3	$64.3	$27.8

(a)	EBITDA is defined as income before income taxes, plus net interest and debt expense, and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest, the impact of certain significant items, such as non-cash equity compensation expenses, gains and impairments of long-lived assets and goodwill, third party costs incurred related to potential and completed acquisitions, loss on contingent consideration, and other transactions identified in a specific reporting period. EBITDA and Adjusted EBITDA are not measures calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)	Cash interest expense is book interest expense less amortization of deferred financing costs plus bond premium amortization.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, deficiency payments (primarily related to deferred revenue), and other adjustments. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

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CRESTWOOD MIDSTREAM PARTNERS LP (FORMERLY INERGY MIDSTREAM, L.P.)

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
EBITDA
Net cash provided by operating activities	$58.1	$55.0	$34.1
Net changes in operating assets and liabilities	7.0	(3.5)	(6.0)
Amortization of debt-related deferred costs and premiums	(1.8)	(6.1)	(1.1)
Interest and debt expense, net	28.1	28.0	11.4
Non-cash equity compensation expense	(4.6)	(9.3)	(0.6)
Gain on long-lived assets	0.5	1.0	—
Loss on contingent consideration	(2.1)	(31.4)	—
Earnings (loss) from unconsolidated affiliates, net	(0.1)	0.3	—
Deferred income taxes	(0.5)	—	—
Provision (benefit) for income taxes	0.7	(0.3)	0.4
Other non-cash income	(0.2)	—	(0.1)

EBITDA (a)	$85.1	$33.7	$38.1
Non-cash equity compensation expense	4.6	9.3	0.6
Gain on long-lived assets	(0.5)	(1.0)	—
Loss on contingent consideration	2.1	31.4	—
(Earnings) loss from unconsolidated affiliates, net	0.1	(0.3)	—
Adjusted EBITDA from unconsolidated affiliates	1.7	1.9	—
Significant transaction related costs and other items	5.8	15.9	0.7

Adjusted EBITDA (a)	$98.9	$90.9	$39.4

(a)	EBITDA is defined as income before income taxes, plus net interest and debt expense, and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest, the impact of certain significant items, such as non-cash equity compensation expenses, gains and impairments of long-lived assets and goodwill, third party costs incurred related to potential and completed acquisitions, loss on contingent consideration, and other transactions identified in a specific reporting period. EBITDA and Adjusted EBITDA are not measures calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

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CRESTWOOD MIDSTREAM PARTNERS LP (FORMERLY INERGY MIDSTREAM, L.P.)

Operating Statistics

(unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Gathering and Processing (MMcf/d)
Marcellus	531.0	461.2	376.8
Barnett rich	174.3	182.5	211.1
Barnett dry	212.7	226.6	237.5
Fayetteville	112.8	122.1	82.7
PRB Niobrara—Jackalope Gas Gathering(a)	52.9	47.5	—
Other	45.6	46.1	66.4

Total gathering volumes	1,129.3	1,086.0	974.5
Processing volumes	189.4	198.1	224.1
Compression volumes	448.0	347.3	269.7
Storage and Transportation
Storage
Storage capacity, 100% firm contracted (Bcf)	34.8	34.8	—
Firm storage services (MMcf/d)	221.4	195.3	—
Interruptible storage services (MMcf/d)	33.6	8.5	—
Transportation—firm contracted capacity (MMcf/d)	875.0	875.0	—
% of operational capacity contracted	100%	100%	—%
Interruptible services (MMcf/d)	304.0	284.2	—
NGL and Crude Services
Arrow Midstream
Crude oil (MBbls/d)	44.1	47.3	—
Natural gas (MMcf/d)	20.2	13.7	—
Water (MBbls/d)	12.4	11.4	—
COLT Hub
Rail loading (MBbls/d)	98.1	85.5	—
NGL Storage—capacity (MBbls)	1,500.0	1,500.0	—
% of operational capacity contracted	100%	100%	—

(a)	Represents 50% owned joint venture, operational data reported at 100%.